EXHIBIT 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 29, 2017 by and between Bob Evans Farms, Inc., a Delaware corporation (the “Company”), and J. Michael Townsley (the “Executive”).

WHEREAS, the Company desires to retain the Executive to serve as the Company’s President and Chief Executive Officer and the Executive desires to serve and be so employed by the Company; and

WHEREAS, the Company and the Executive wish to establish the terms of the Executive’s employment with the Company, the financial obligations of the Company to the Executive and to specify certain rights, responsibilities and duties of the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive as the Company’s President and Chief Executive Officer upon the terms and conditions hereinafter set forth. The Board of Directors of the Company (the “Board”) agrees to appoint the Executive as a member of the Board promptly following the Effective Date and to continue to nominate the Executive for election as a member of the Board and to recommend that the Company’s stockholders elect the Executive as a member of the Board for and during the Term.

2.     Duties; Exclusive Services. During the Term and subject to the terms and conditions of this Agreement, the Executive shall (a) serve as, and have the title of, the Company’s President and Chief Executive Officer, (b) report to the Board and perform such duties and responsibilities as may be prescribed from time to time by the Board, which shall be generally consistent with the duties and responsibilities of similarly situated executives of companies in similar lines of business, (c) if elected, serve as a member of the Board and as an officer and/or director of any direct or indirect subsidiary of the Company, (d) perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and devote his full time and efforts to the business and affairs of the Company, (e) comply with and abide by all terms and conditions set forth in this Agreement, all applicable work policies, procedures and rules as may be issued from time to time by the Company and all federal, state and local statutes, regulatory and public ordinances governing the performance of his duties hereunder, and (f) in addition to the obligations described in Section 9, not engage in any other business activity, whether or not for gain, profit or other pecuniary advantage, that in the reasonable judgment of the Board could interfere with the performance of Executive’s obligations under this Agreement. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to (A) devote reasonable periods of time to charitable and community activities and industry or professional activities (including, without limitation, serving on the board of directors of not-for-profit entities) or (B) manage personal business interests and investments, so long as such activities in (A) and (B) do not interfere with the performance of Executive’s obligations under this Agreement. Except as set forth in the foregoing sentence, Executive may not, without the prior approval of the Board (or applicable committee thereof), serve on the board of directors (or other governing body) of any other for-profit corporation or entity.

3.     Term. Subject to earlier termination as hereinafter provided, this Agreement shall commence on April 29, 2017 (the “Effective Date”) and shall continue through the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and shall automatically renew for successive one-year periods (each, a “Renewal

Term”) upon all terms, conditions and obligations set forth herein unless either party shall provide written notice to the other not less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. For purposes hereof, the Initial Term, together with any Renewal Term, are hereinafter referred to as the “Term.” In the event for any reason the Executive does not commence employment on or before the Effective Date, this Agreement shall be deemed void and of no force or effect.

4.     Compensation.

a.     Subject to the terms and conditions of this Agreement, during the Term and as compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following:

i.     Base Salary. The Executive’s initial annual base salary is Five Hundred Thousand Dollars ($500,000). Such amount may be increased from time to time in the sole discretion of the Compensation Committee of the Board (such amount, as may be so increased, is hereafter referred to as the “Base Salary”), and shall be payable in 26 equal bi-weekly installments or, if different, the Company’s regular payroll schedule, prorated for any partial employment month.

ii.     Annual Cash Bonus. The Executive shall be eligible for an annual cash bonus opportunity (“Bonus”) as may be determined and authorized in the sole discretion of the Compensation Committee based upon performance goals that the Compensation Committee establishes in good faith. Some or all of the Bonus may, in the sole discretion of the Compensation Committee, be subject to performance goals designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor rule or regulation. The Executive’s target Bonus opportunity shall be determined by the Compensation Committee in its sole discretion on an annual basis, except that the Executive’s target Bonus opportunity for any given year during the Term will not be less than 65% of his Base Salary.

iii.     Long Term Incentive Plan. As may be determined and authorized from time to time in the sole discretion of the Compensation Committee, and subject to the terms and conditions of any equity compensation plans and award agreements governing the grant of equity awards, the Executive shall be eligible to participate annually during the Term in the Company’s Long Term Incentive Plan or successor program (including, without limitation, the Bob Evans Farms, Inc. Amended and Restated 2010 Equity and Cash Incentive Plan, collectively, the “LTIP”), with a targeted equity award based upon a percentage of the Executive’s Base Salary, but set initially at 80%. Any equity grants made pursuant to the LTIP shall be dependent upon the achievement of performance goals, and the vesting and other terms and conditions of such equity grants shall be determined by the Compensation Committee in its sole discretion.

b.    Recoupment Policy. Notwithstanding any other provision of this Agreement to the contrary, the Executive is subject to the Bob Evans Farms, Inc. Executive Compensation Recoupment Policy, as amended from time to time (the “Recoupment Policy”). In the event of any conflict between this Agreement and the terms of the Recoupment Policy, the terms of the Recoupment Policy shall control.

5.     Benefits. In addition to the compensation to be paid to the Executive pursuant to Section 4 hereof, the Executive shall be entitled to receive the following benefits, subject to the Company continuing to sponsor and maintain such benefits for its senior executive officers and subject to any modification or amendment to the plans or policies governing such benefits:

a.     Participation in Employee Plans. In addition to the plans described in this Agreement, the Executive shall be entitled to participate in any health, disability, or group life insurance plan; any pension, retirement, or profit sharing plan; and any other perquisites and fringe benefits, in which the Executive is eligible to participate and which may be generally made available from time to time to the Company’s senior executive officers, in accordance with the terms of such plans or arrangements.

b.     Paid Time Off. The Executive shall be entitled to twenty-six (26) days of paid time off with full salary and benefits each fiscal year. Under current policy (which may be changed at the discretion of the Company), no cash or other payment will be due, however, for unused paid time off and paid time off may not be carried over from any fiscal year to the next.

6.     Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company and in accordance with the Company’s expense reimbursement policy (which may be changed at the discretion of the Company), the Company shall reimburse the Executive for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement. To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term (including any reimbursements under this Section 6) or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, then such amount shall be reimbursed in accordance with Treasury Regulation section 1.409A-3(i)(1)(iv), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

7.     Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the Term of this Agreement and thereafter, the Executive covenants and agrees as follows:

a.     He shall use his best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company, including but not limited to financial information, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;

b.     He shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment with the Company or by law; and

c.     He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, in whatever form, format or medium, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Board, or, at the option of the Company, he may destroy all such material and certify such destruction in writing to the Company within ten (10) days following the termination of his employment or such request by the Company.

8.     Discoveries. The Executive covenants and agrees that he will fully inform the Company of and disclose to the Company all inventions, designs, improvements, discoveries, and processes (“Discoveries”) that he has now or may hereafter have during his employment with the Company and that pertain or relate to the business of the Company or to any experimental work, products, services, or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets. All such Discoveries shall be the exclusive property of the Company whether or not patent or trademark applications are filed thereon. The Executive shall provide reasonable assistance to the Company, at any time during or after his employment, in obtaining patents and other intellectual property protection on all such Discoveries deemed patentable or otherwise protectable by the Company and shall execute all documents and do all things reasonably requested by the Company to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others, all at the expense of the Company.

9.     Non-Competition.

a.     The Executive covenants and agrees that he shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than three percent (3%) of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render, or agree to engage in or render, any services to (i) any Competing Restaurant Business for a period of two (2) years following the date hereof or (ii) any Competing Foods Business during the period of his employment with the Company and for a period of two (2) years following the effective date of the termination of the Executive’s employment for any reason.

b.    For purposes of this Agreement:

i.“Competing Restaurant Business” shall mean any business in North America that is engaged in the Family Dining Segment (as hereinafter defined) of the restaurant industry or any other sector of the restaurant industry in which the Company was, or had taken substantial steps toward being, actively engaged as of April 28, 2017.

ii.“Competing Foods Business” shall mean any business in North America that: (a) produces and distributes food products to the extent the Company is actively engaged in, or has taken substantial steps towards being actively engaged in, producing and distributing the same or similar food products at the time of Executive’s termination of employment; (b) offers products that compete with the products offered by the Company, or with products as to which the Company has taken substantial steps toward launching, during the Executive’s employment with the Company; or (c) is engaged in a line of business that competes with any line of business in which the Company is operating, or as to which the Company has taken substantial steps toward beginning to operate, at the time of Executive’s termination of employment.

iii.“Family Dining Segment” shall mean the segment of the restaurant industry in which Bob Evans Restaurants is categorized, and shall include, without limitation and by way of example, the following restaurant concepts together with such other concepts as are commonly understood within the restaurant industry to be included within the “family dining” segment: Baker’s Square, Frisch’s Big Boy, Cracker Barrel Old Country Store, Denny’s, First Watch, Friendly’s, HomeTown Buffet, Golden Corral, Huddle House, IHOP, Marie Callender’s, Old Country Buffet, Perkins, Ponderosa, Ryan’s, Shoney’s, Skyline Chili, Sonny’s BBQ, Village Inn, Waffle House and

Western Sizzlin. The Family Dining Segment shall expressly exclude restaurants in other segments of the restaurant industry including the “casual dining” segment, which would include, without limitation, restaurant concepts such as Applebee’s, Chili’s, Longhorn Steakhouse, Olive Garden, Ruby Tuesday’s and O’Charley’s together with such other concepts as are commonly understood within the restaurant industry to be included within the “casual dining” segment.

10.     Non-Solicitation. The Executive agrees that for a period of two (2) years following the date hereof, he will not, either directly or indirectly, for himself or for any third party, employ or hire any other person who is then employed by Bob Evans Restaurants, LLC (“BER”), or solicit, induce, recruit, or cause any other person who is then employed by BER to terminate his/her employment for the purpose of joining, associating, or becoming employed with any other business or activity or to violate any confidentiality, non-competition or employment agreement that such person may have with BER or any policy of BER. The Executive further agrees that during the period of his employment, and for a period of two (2) years following the effective date of the termination of the Executive’s employment for any reason, he will not, either directly or indirectly, for himself or for any third party, employ or hire any other person who is then employed by the Company, or solicit, induce, recruit, or cause any other person who is then employed by the Company to terminate his/her employment for the purpose of joining, associating, or becoming employed with any other business or activity or to violate any confidentiality, non-competition or employment agreement that such person may have with the Company or any policy of the Company.

11.     Cooperation.

a.     The Executive agrees that both during the Term of this Agreement and thereafter, he will make himself available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which he will provide to the Company, or its designated attorneys or agents, any and all information known to him regarding or relating to the Company or his activities on behalf of the Company pertaining to the subject matter on which his cooperation is sought.

The Executive further agrees that if he is ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then he will provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond. Nothing herein shall prevent the Executive from cooperating with co-defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the Company; however, the Executive shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.

b.     Both during the Term of this Agreement and thereafter, the Executive covenants and agrees that he will not disparage the Company.

12.     Remedies for Breach of Covenants of the Executive.

a.     The Company and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 7, 8, 9, 10, and 11 are reasonable in content and scope and are given by the Executive for adequate consideration and that the violation of any provision of such sections will cause irreparable harm to the Company. The Company and the Executive further acknowledge and agree that if any court of competent jurisdiction or other appropriate authority disagrees with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise amend the foregoing covenants to the extent permitted by law and in accordance with Section 18(b).

b.     The covenants set forth in Sections 7, 8, and 11 of this Agreement shall continue to be binding upon the Executive notwithstanding the termination of his employment with the Company for any reason whatsoever, and the covenants set forth in Sections 9 and 10 of this Agreement shall continue to be binding upon the Executive following the termination of his employment with the Company for any reason whatsoever for the period provided therein. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available without the necessity of posting bond or other security to prevent the breach, or any threatened breach, thereof.

c.    For purposes of the provisions of Sections, 7, 8, 9, 10, and 11, any reference to the Company shall include the Company and any entity or entities that control, are controlled by or are under common control with the Company.

13.     Termination of Employment. Any reference to the Executive’s “Separation from Service” or “Separate from Service” shall have the same meaning as provided in Treasury Regulation section 1.409A-1(h). The Executive’s employment with the Company may be terminated as follows:

a.     Death of the Executive. The Executive’s employment hereunder will terminate upon his death, and the Executive’s beneficiary will be entitled to the following payments and benefits:

i.     Any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed, all as of the date of termination of employment;

ii.     Any rights and benefits (if any) provided under plans and programs of the Company in which the Executive was participating immediately prior to his death, including without limitation, the LTIP (including any award agreements applicable to awards thereunder) and the BEEDP (collectively, the “Plans and Programs”), determined in accordance with the applicable terms and provisions of such Plans and Programs;

iii.    Any prior year earned, but unpaid Bonus, which shall be paid in accordance with the terms and provisions of the applicable plan or program at the later of (A) the same time that payments for that fiscal year would be made to other participants, or (B) within sixty (60) days following the Executive’s death; and

iv.     An amount equal to the pro-rated Bonus for the then-current fiscal year based on the actual achievement of the applicable performance goals for such fiscal year (without pro-ration of such performance goals) and as approved by the Compensation Committee, which Bonus shall be pro-rated based on the number of calendar days the Executive was employed during the fiscal year and paid at the later of (A) the same time payments for that fiscal year are made to other participants, or (B) within sixty (60) days following the date of the Executive’s death.

In the absence of a beneficiary designation by the Executive, or if the Executive’s designated beneficiary does not survive him, payments and benefits described in this subsection will be paid to the Executive’s estate. All payments due under Section 13(a)(i) shall be made within thirty (30) days after the date of the Executive’s death.

b.     Disability. The Executive’s employment hereunder may be terminated by the Company in the event of his Disability upon not less than thirty (30) days prior written notice to the Executive. For purposes of this Agreement, “Disability” or “Disabled” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) the inability of the Executive to engage in any substantial gainful activity or (ii) the Executive receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees. Unless otherwise required by law, the existence of a Disability shall be reasonably determined by the Company only upon receipt of a written medical opinion from a qualified physician selected by or reasonably acceptable to both the Company and Executive (“Designated Physician”). At the reasonable request of the Company, and as permitted by law, Executive will submit to a physical examination by the Designated Physician. During any period that the Executive fails to perform his duties hereunder as a result of a Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period commencing on the date the Executive is determined to be Disabled until his employment is terminated pursuant to this subsection; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive under any “bona fide disability benefit plan” as such term is defined in Treasury Regulation section 1.409A-1(a)(5), with any such offset being made in accordance with Treasury Regulation section 1.409A-3(i)(1)(ii). For purposes of clarification, Executive need not be Disabled for a period of twelve (12) months before the Company does in fact consider Executive to be Disabled pursuant to the definition provided herein, but subject in all instances to applicable law, including Code Section 409A. To the extent that a “disability benefit plan” elects not to pay Executive any sums (or the sums necessary to ensure Executive receives 100% of Base Salary), but Executive otherwise meets the definition of “Disabled” contained in this subsection, then the Company shall ensure that Executive continues to receive 100% of Base Salary until such time as Executive is no longer determined to be Disabled or Executive’s employment is terminated. In the event that the Company elects to terminate the Executive’s employment pursuant to this subsection, the Executive will be entitled to the following payments and benefits:

i.     Any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed, all as of the date of termination of employment;

ii.     Any rights and benefits (if any) provided under Plans and Programs of the Company in which the Executive was participating immediately prior to the time he became Disabled, determined in accordance with the applicable terms and provisions of such Plans and Programs;

iii.    Any prior year earned, but unpaid Bonus, which shall be paid in accordance with the terms and provisions of the applicable plan or program at the later of (A) the same time that payments for that fiscal year would be made to other participants, or (B) within sixty (60) days following the Executive’s Separation from Service; and

iv.     An amount equal to the pro-rated Bonus for the then-current fiscal year based on the actual achievement of the applicable performance goals for such fiscal year (without pro-ration of such performance goals) and as approved by the Compensation Committee, which Bonus shall be pro-rated based on the number of calendar days the Executive was employed during the fiscal year and paid at the later of (A) the same time payments for that fiscal year are made to other participants, or (B) within sixty (60) days following the date of the Executive’s Separation from Service.

Any payments of Base Salary during the Disability Period shall be made in accordance with the payroll procedures described in Section 4(a)(i) of this Agreement. Any payments due under Section 13(b)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

c.     Termination of Employment for Cause. The Company may terminate the Executive’s employment at any time for “Cause.” For purposes of this Agreement, the following shall constitute “Cause.”

i. The Executive is convicted of, or pleads no contest/nolo contendere to, any felony, crime involving moral turpitude or any other serious criminal offense;

ii.     The Executive breaches in any material respect any provision of this Agreement (other than as related to Sections 7, 8, 9, 10, and 11, which is covered by Section 13(c)(iii) below and other than as related to any violation of the Company’s Code of Conduct or other Company policy which is covered by Section 13(c)(vi) below), or habitually neglects to perform his duties under this Agreement (other than for reasons related to Disability) and such breach or habitual neglect is not cured in the Board’s good faith belief within ten (10) business days after Executive’s receipt of written notice on behalf of the Board;

iii.     The Executive breaches any provision of Section 7, 8, 9, 10, or 11, and such breach is not cured, to the extent curable, in the Board’s good faith belief within five (5) business days after Executive’s receipt of written notice on behalf of the Board;

iv.     After conducting a thorough investigation in compliance with Company policy, the Company determines that the Executive has violated in any material respect any applicable local, state or federal law relating to discrimination or harassment; provided that the Executive shall be afforded an opportunity to respond to any allegations that are the subject of such investigation prior to the Company’s determination;

v.     The Executive engages in any inappropriate relationship (romantic, sexual, or otherwise) with an employee, customer, or supplier of the Company, or misuses or abuses Company property and/or resources or engages in other conduct, even if not in conjunction with his duties hereunder, that in the Board’s good faith belief could reasonably be expected to bring material disrepute to the Company or adversely affect the Executive’s ability to perform his duties for the Company;

vi.     The Company reasonably determines that the Executive has violated the Company’s Code of Conduct or any other Company policy adopted by the Board and applicable to senior executives of the Company; or

vii.     The Executive acts, without Board direction or approval, in an intentionally reckless manner (but not mere unsatisfactory performance) that is materially injurious to the financial condition of the Company.

In the event that the Company terminates the Executive’s employment for Cause, the Executive will be entitled to no further payments or benefits hereunder other than the following:

A.     Any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed, all, as of the date of termination of employment; and

B.     Any rights and benefits (if any) provided under Plans and Programs of the Company, determined in accordance with the applicable terms and provisions of such Plans and Programs.

All payments due under Section 13(c)(A) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

d.     Termination Without Cause. The Company may terminate the Executive’s employment for any reason upon fourteen (14) days prior written notice to the Executive. If the Executive’s employment is involuntarily terminated by the Company for any reason other than the reasons set forth in paragraphs (a), (b) or (c) of this Section 13 during the Term, the Executive will be entitled to the following payments and benefits:

i.     Any Base Salary that is accrued but unpaid and business expenses that are unreimbursed as of the date of termination of employment which payment shall be due within thirty (30) days after the date of the Executive’s termination of employment;

ii.     Any rights and benefits (if any) provided under Plans and Programs of the Company in which the Executive was participating at the time of the termination of his employment, determined in accordance with the applicable terms and provisions of such Plans and Programs;

iii.     Any prior year earned, but unpaid Bonus, which shall be paid in accordance with the terms and provisions of the applicable plan or program at the later of (A) the same time that payments for that fiscal year would be made to other participants, or (B) within sixty (60) days following the Executive’s Separation from Service;

iv.     Continuation of the Executive’s Base Salary, as in effect on the date of his Separation from Service, for a period of twenty-four (24) months commencing within sixty (60) days following the date of his Separation from Service; provided, that these payments will be made in equal monthly payments over such twenty-four (24) month period, each installment payment provided for in this Section 13(d)(iv) is a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i) and that the payments are intended to satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulation sections 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay);

v.     An amount equal to the pro-rated Bonus for the then-current fiscal year based on the actual achievement of the applicable performance goals for such fiscal year (without pro-ration of such performance goals) and as approved by the Compensation Committee, which shall be pro-rated based on the number of calendar days the Executive was employed during the fiscal year and paid at the later of (A) the same time payments for that fiscal year are made to other participants or (B) within sixty (60) days following the date of the Executive’s Separation from Service;

vi.    A lump sum amount, payable by the Company concurrent with the payment provided in Section 13(d)(i) hereunder, equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion) for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) continuation coverage for the Executive and the Executive’s eligible dependents, for the same level of benefits as in effect immediately prior to the Executive’s termination of employment and for a period equal to eighteen (18) months. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform such sentence in such manner as is necessary to comply with PPACA; and

vii.    The payment by the Company for all Company-sponsored life insurance programs in which the Executive was participating or covered immediately before termination for eighteen (18) months following the date of his Separation from Service; or alternately and as determined in the reasonable exercise of the Company’s discretion, the equivalent monetary value of the cumulative premiums for such coverage (payable by the Company concurrent with the payment provided in Section 13(d)(i) hereunder), but in no event shall the Company be required to expend more than $25,000 to provide the life insurance benefit or alternative contemplated pursuant to this subsection.

e.     Voluntary Termination by the Executive. The Executive may resign and terminate his employment with the Company for any reason whatsoever (other than for Good Reason pursuant to Section 13(f)) upon not less than sixty (60) days prior written notice to the Company. In the event that the Executive so terminates his employment pursuant to this Section 13(e), the Executive will be entitled to the following payments and benefits:

i.     Any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed, all, as of the date of termination of employment; and

ii.     Any rights and benefits (if any) provided under Plans and Programs of the Company in which the Executive was participating at the time of the termination of his employment (whether by reason of retirement or otherwise), determined in accordance with the applicable terms and provisions of such Plans and Programs.

All payments due under Section 13(e)(i) shall be made within thirty (30) days after the date of the Executive’s termination of employment.

f.     Good Reason Termination. The Executive may resign and terminate his employment with the Company for “Good Reason.” The Executive shall have “Good Reason” to effect a termination of his employment if without his consent the Company (i) materially reduces the Executive’s Base Salary or Bonus or LTIP opportunity, except for a reduction that applies to executive officers generally (and does not apply disproportionately to the Executive), (ii) requires the Executive to relocate more than 50 miles from the greater Columbus, Ohio area, (iii) a material adverse change in Executive’s title, position, duties, or responsibilities; (iv) a material reduction in the aggregate health and welfare benefits provided to Executive under the Company’s welfare benefit plans, except for a reduction that applies to executive officers generally (and does not apply disproportionately to the Executive); or (vi) a material breach by the Company of the terms of this Agreement, including, without limitation, the removal of Executive from the Board by the Company (other than as a result of conduct constituting Cause) or the failure by the Company to nominate Executive for re-election to the Board; all provided the Executive (A) has given written notice to the Board as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Executive alleges the condition giving rise to such Good Reason initially occurs and the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and (B) terminates his employment within ninety (90) days of the time in which the condition giving rise to such Good Reason initially occurs.

In the event that the Executive terminates his employment for Good Reason pursuant to this Section 13(f), the Executive will be entitled to the payments and benefits described in Section 13(d).

g.     Benefit Plans/Offset. In the event of any termination of the Executive’s employment, whether by the Executive or the Company and for any reason, participation by the Executive in all compensation and benefit plans of the Company will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in applicable Company plans or hereunder and subject to the terms and limitation thereof. In the event of the Executive’s termination of employment, all amounts owed by the Executive to the Company for any reasons whatsoever will become immediately due and payable. The Company will have the right, in its discretion, to collect any or all such amounts by offset against any amounts due to the Executive from the Company whether or not under this Agreement; provided that such offset complies with the requirements of Code Section 409A. Notwithstanding the foregoing, any such offset that would have the effect (directly or indirectly) of accelerating amounts due to the Executive under this Agreement that are subject to Code Section 409A must meet the following requirements: (i) such offset must relate to a debt that was incurred in the ordinary course of the service relationship between the Company and the Executive; (ii) the entire amount of reduction in any of the Executive’s taxable years may not exceed $5,000; and (iii) the offset must be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Executive, all in accordance with Treasury Regulation section 1.409A-3(j)(4)(xiii). In addition, except as specifically provided for herein, the payments provided for in Section 13 of this Agreement are in lieu of and supersede any severance or termination benefits to which the Executive might otherwise be entitled, and there will be no duplication of payments or benefits made under this Agreement and any other agreement with, or plan, policy, or program maintained by, the Company.

h.     Certain Delays in Payment if the Executive is a Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees) on the date of his Separation from Service and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided for (or begin to be paid or provided for) until the first business day of the seventh month following the date of the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided for during such postponement period due to the application of Code Section 409A(a)(2)(B)(i).

i.     Conditions to Payment and Benefits. Except as required under applicable law, the obligation of the Company to make payments (other than Base Salary earned by the Executive prior to his separation from employment and payment for any unreimbursed business expenses) and to provide other benefits to the Executive after his termination of employment under Section 13 is expressly conditioned on (i) the Executive’s timely execution, without revocation, of a release of claims in a form reasonably satisfactory to the Company prior to the first date that payment is to begin and (ii) the Executive’s continued full performance of his obligations under Sections 7, 8, 9, 10, 11, and 12 to the extent that such sections survive the Executive’s termination of employment as provided thereunder. With respect to any payments or other benefits payable to the Executive after his termination of employment that are subject to Code Section 409A, to the extent that the period during which the Executive may execute, without revocation, a release of claims as set forth in this Section 13(i) begins in one taxable year of the Executive and ends in a second taxable year of the Executive, such payments or benefits shall not commence, be paid or provided until the second taxable year of the Executive, regardless of when the Executive executes the release.

14.     Termination and Change in Control Agreement. The Executive is a participant in the Company’s Change in Control and Severance Plan dated November 2015 (the “Change in Control Plan”). If an event or a series of related events entitle the Executive to payments under both this Agreement and the Change in Control Plan, the Executive will be entitled to the payments due under whichever of the Change in Control Plan or this Agreement provides for the greatest amount, and shall not be entitled to the payments otherwise provided under whichever of the Change in Control Plan or this Agreement provides for the least amount. Without limiting the generality of the foregoing, the provisions of Section 13(d) and 13(f) are expressly not intended to supersede this Section 14, and to the extent of any conflict, the terms of this Section 14 shall control. Any coordination of benefits under this Section 14 shall be made strictly in accordance with Code Section 409A, including the preservation of the time and form of payment provisions regarding the payment of any amounts which provide for a “deferral of compensation” within the meaning of Code Section 409A under each respective arrangement.

15.    Arbitration of Disputes. Except for disputes and claims arising out of or relating to Sections 7 through 12, disputes or controversies arising out of or relating to this Agreement, including the basis on which the Executive is terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and non-appealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Company and the Executive. If the Executive and the Company fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in Columbus, Ohio. With the exception of the Company agreeing to pay (or reimburse the Executive) for the arbitration filing fees and the fees paid to the Arbitrator, the Company and the Executive will each bear its/his own fees and expenses incurred in connection with the arbitration proceedings, including attorney’s fees, unless otherwise awarded by the arbitrator[s]. To the extent that the reimbursement of fees during the term of Executive’s employment under this Agreement (including any reimbursements under this Section 15) or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, then such amount shall be reimbursed in accordance with Treasury Regulation section 1.409A-3(i)(1)(iv), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

16.     Representation and Warranty. The Executive represents and warrants to the Company that no existing covenant, restriction, or other obligation restricts or limits in any way the Executive’s ability to enter into this Agreement and to perform his duties hereunder.

17.     Notices. Any notices to be given hereunder by either party to the other may be effected and shall be deemed to have been given when delivered personally in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

a.     If to the Company:
Bob Evans Farms, Inc.
8111 Smiths Mill Road
New Albany, Ohio 43054
Attn: General Counsel - Legal Department

b.     If to the Executive, to the address on file with the Company.

Either party may change its address for notice by giving notice in accordance with the terms of this Section 17.

18.     General Provisions.

a.     Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

b.    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

c.     Entire Agreement. This Agreement, the Recoupment Policy, the Change in Control Plan and any governing award agreements, grant notices, and plan documents referenced herein together set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d.     Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Company.

e.     Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f.     Headings. Headings of the sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph, or provision of this Agreement.

g.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a signature (whether by facsimile or email) shall be binding upon the party so confirming. A faxed or emailed copy of a signed Agreement will be deemed to be the same as an original.

h.     Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

i.     Section 409A. This Agreement shall be interpreted and administered in compliance with Code Section 409A, to the extent applicable. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Code Section 409A that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

j.     Coordination with Code Sections 280G and 4999.

i.    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would but for this Section 18(j) be subject to the excise tax imposed by §4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 18(j) shall be made in writing in good faith by the Company's independent certified public accountants, appointed prior to any change in ownership (as defined under Code §280G(b)(2), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of §280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments, and (iv) fourth from equity awards that are partially included as parachute payments. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 18(j), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 18(j). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

ii.    If, notwithstanding any reduction described in this Section 18(j), the Internal Revenue Service (the “IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Payments as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

iii.    Notwithstanding any other provision of this Section 18(j), if (i) there is a reduction in the Payments as described in this Section 18(j), (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those Payments which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the Payments are maximized.

For the avoidance of doubt, Executive acknowledges he is solely responsible for the payment of any Excise Tax and that the Company will not reimburse or otherwise indemnify him for such amount. Any reimbursements or repayments provided under this subsection shall be made strictly in accordance with Section 409A of the Code, including Treasury Regulation 1.409A-3(i)(1)(v).

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:

J. Michael Townsley

BOB EVANS FARMS, INC.

By:
Paul S. Williams
Chairman, Compensation Committee
of the Board of Directors